EXHIBIT 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock, par value $0.001 per share, of School Specialty, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement as of November 7, 2005.

MSD CAPITAL, L.P.
By:	MSD Capital Management LLC, its general partner

By:	/s/ Marc R. Lisker
Marc R. Lisker
General Counsel

MSD SBI, L.P.
By:	MSD Capital, L.P., its general partner
By:	MSD Capital Management LLC, its general partner

By:	/s/ Marc R. Lisker
Marc R. Lisker
General Counsel